Exhibit 99.2

GENERAL CANNABIS CORPORATION ANNOUNCES AGREEMENT TO SELL REAL ESTATE INVESTMENT

DENVER, Colorado- Dec. 19, 2017—General Cannabis Corporation (OTCQB:  CANN) today announced that it has entered into an agreement to sell its real estate investment in Pueblo, Colorado.  On December 18, 2017, General Cannabis Corp and RDR Realty, LLC, a non-affiliated entity (“RDR”), entered into an agreement pursuant to which General Cannabis agreed to sell to RDR the General Cannabis’ Pueblo West Property (“Property”) for gross consideration of $625,000 in cash.  The Property consists of three acres of land, which includes a 5,000 square-foot building and parking lot. The closing date of the Agreement is December 29, 2017.

There are certain conditions to closing the sale.  If RDR is unable to close on December 29, 2017, RDR has the right to extend the close of escrow to January 15, 2018, by depositing an additional $37,500 into escrow.  The entire $62,500 of earnest money will not be refundable to RDR and will be applied to the purchase price when closing occurs.

The sale is in keeping with General Cannabis’ long-term strategy of investing for total return in order to continue delivering superior long-term value creation to shareholders.

About General Cannabis Corp.

General Cannabis Corp. is the comprehensive national resource for the highest-quality service providers available to the regulated cannabis industry. We are a trusted partner to the cultivation, production and retail sides of the cannabis business. We do this through a combination of strong operating divisions such as security, marketing, operational consulting and products, real estate and financing. As a synergistic holding company, our divisions are able to leverage the strengths of each other, as well as a larger balance sheet, to succeed. Our website address is www.generalcann.com.

Forward-looking Statements

This presentation contains forward-looking statements that relate to future events or General Cannabis' future performance or financial condition. Such statements include without limitation statements regarding the anticipated closing date of the sale of the Property and statements regarding General Cannabis’ long-term strategy. Any statements that are not statements of historical fact, such as the statements above and including statements containing the words "plans," "anticipates," "expects" and similar expressions, should also be considered to be forward-looking statements. These forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as result of a number of factors, including that the conditions to closing the sale may not occur or the sale may not otherwise occur, and including those described from time to time in General Cannabis' filings with the Securities and Exchange Commission. General Cannabis undertakes no duty to update any forward-looking statements made herein.

Contact

Robert Frichtel
CEO, General Cannabis Corp
(303) 759-1300